Exhibit 35.2
National City Mortgage Capital LLC
3232 Newmark Drive
Miamisburg, OH 45342
RE: Annual Statement as to Compliance
The undersigned, a duly authorized officer of Wells Fargo Bank, N.A. (“Wells Fargo”), herby certifies as follows for the calendar year 2008:
(a) a review of Wells Fargo’s activities as Trustee under the servicing agreement(s) listed on Schedule A hereto (the “Servicing Agreement(s)”) has been made under my supervision; and
(b) to the best of my knowledge, based on such review Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period.
March 1, 2009

/s/ CHRISTOPHER REGNIER
CHRISTOPHER REGNIER
Vice President

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To: National City Mortgage Capital LLC
Schedule A
List of Servicing Agreement(s) and Series
1	Pooling and Servicing Agreement for National City Mortgage Capital Trust 2008-1, Mortgage Pass-Through Certificates, Series 2008-1, Wells Fargo Bank, N.A. as Trustee.

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